Exhibit 99.4(i)

First Symetra National Life Insurance Company of New York [330 Madison Avenue, 9th Floor] [New York, NY 10017] [Mailing Address: PO Box 3882] [Seattle, WA 98124-3882]

This is a legal Contract between the Owner (referred to in this Contract as “you” and “your”) and First Symetra National Life Insurance Company of New York (referred to in this Contract as “First Symetra”, “our”, “us”, and “we”). First Symetra is a stock company with its Home Office in [New York, New York].

This Contract is issued in consideration of the application and payment of the initial Purchase Payment. First Symetra will make annuity payments, beginning on the Annuity Date, or pay a death benefit, subject to the terms of this Contract. First Symetra has executed and attested this Contract as of the contract date at our Home Office in [New York, New York].

If you have questions, comments, or complaints, please contact First Symetra at

[800-SYMETRA (800-796-3872)].

READ YOUR CONTRACT CAREFULLY

Right to Examine the Contract: If for any reason you are not satisfied with this Contract, you may return it within 10 days from the date you received it to First Symetra or to the registered representative who sold you this Contract. When we receive this contract, we will provide a refund of the contract value. This may be more or less than your Purchase Payments. The date of surrender is the date the Contract is mailed to First Symetra or the date the contract holder actually delivers the contract to the company or its authorized representative. The contract holder can also surrender the contract to an authorized sales representative or corporate officer at one of its regional offices.

Signed for First Symetra National Life Insurance Company of New York by:

[George Pagos]
Secretary	[Randall H. Talbot]
President

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

NON-PARTICIPATING

THIS IS A VARIABLE ANNUITY CONTRACT.  THE CONTRACT VALUE AND VARIABLE ANNUITY PAYMENTS ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SUB-ACCOUNTS. THE CONTRACT VALUE OF THE SUB-ACCOUNTS IS BASED ON THE VALUE OF THE SEPARATE ACCOUNT ASSETS WHICH ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS AND WILL INCREASE OR DECREASE IN VALUE BASED UPON INVESTMENT RESULTS. THE SMALLEST ANNUAL RATE OF INVESTMENT RETURN WHICH WOULD HAVE TO BE EARNED ON THE ASSETS OF THE SEPARATE ACCOUNT SO THAT THE DOLLAR AMOUNT OF VARIABLE ANNUITY PAYMENTS WILL NOT DECREASE IS 4%. INCOME, GAINS, AND LOSSES (REALIZED AND UNREALIZED) RESULTING FROM ASSETS IN THE SEPARATE ACCOUNT ARE CREDITED TO OR CHARGED AGAINST THE SEPARATE ACCOUNT WITHOUT REGARD TO OTHER INCOME, GAINS OR LOSSES OF FIRST SYMETRA  SURRENDER CHARGES MAY APPLY TO EARLY WITHDRAWALS FROM THE CONTRACT. TRANSFERS BETWEEN INVESTMENT OPTIONS ARE SUBJECT TO RESTRICTIONS. THIS CONTRACT CONTAINS A WAIVER OF SURRENDER CHARGE IN CERTAIN CIRCUMSTANCES.

TABLE OF CONTENTS

CONTRACT DATA PAGE	Insert

DEFINITIONS

Accumulation Phase	1
Accumulation Unit	1
Annuitant	1
Annuity Date	1
Annuity Unit	1
Beneficiary	1
Contract	1
Contract Year	1
Income Phase	1
IRC	1
Owner	1
Portfolios	1
Purchase Payment	1
Separate Account	2
Sub-Account	2

THE ANNUITY CONTRACT

ABOUT THE CONTRACT	3
OWNER	3
ANNUITANT	3
BENEFICIARY	4
Change of Beneficiary	4

PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS	5
ALLOCATION OF PURCHASE PAYMENTS	5
ACCUMULATION UNITS	5

INVESTMENT OPTIONS

Sub-Accounts	7
Substitution of Shares	7
CONTRACT VALUE	7
TRANSFERS	7
Limits on Excessive Transfers	7

CHARGES
INSURANCE CHARGES	8
Mortality and Expense Risk Charge	8
Asset-Related Administration Charge	8
ANNUAL ADMINISTRATION MAINTENANCE CHARGE	8
SURRENDER CHARGE	8
WAIVER OF SURRENDER CHARGE UPON CONFINEMENT: PROVISIONS AND RESTRICTIONS	9
WITHDRAWAL CHARGE	10
TRANSFER CHARGE	10
PREMIUM TAXES	10
INCOME OR OTHER TAXES	10

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WITHDRAWAL PROVISIONS
WITHDRAWALS	11
Repetitive Withdrawals	11

ANNUITY PAYMENT PROVISIONS
ANNUITY OPTIONS	12
Life Annuity	12
Life Annuity with Guaranteed Period	12
Joint and Survivor Life Annuity	12
Automatic Option	12
ANNUITY PAYMENTS	13
Fixed Annuity Payments	13
Variable Annuity Payments	13
Changing Sub-Account Elections after the Annuity Date	14

DEATH BENEFIT PROVISIONS
DEATH OF ANNUITANT Prior to the Annuity Date	15
DEATH OF OWNER Prior to the Annuity Date	15
Guaranteed Minimum Death Benefit	15
Calculation of Death Benefit	15
Limitation on Death Benefit	16
Payment of Death Benefit	16
DEATH OF ANNUITANT On or After the Annuity Date	17
DEATH OF OWNER On or After the Annuity Date	17

GENERAL PROVISIONS
ACCOUNT STATEMENTS	18
ASSIGNMENT OF BENEFITS	18
COMMUNICATIONS	18
ESSENTIAL DATA	18
EVIDENCE OF SURVIVAL	18
INCONTESTABILITY	18
JURISDICTION	18
MISSTATEMENT OF AGE OR SEX	19
NONPARTICIPATION	19
SEPARATE ACCOUNT	19
STATE REQUIRED BENEFITS	19
SUSPENSION OF ANNUITY PAYMENTS, WITHDRAWALS, OR TRANSFERS	19
TERMINATION OF CONTRACT	19
THE CONTRACT	20
VOTING RIGHTS	20

ANNUITY PURCHASE RATE TABLES
VARIABLE ANNUITY PURCHASE RATE TABLE	21
FIXED ANNUITY PURCHASE RATE TABLE	22

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DEFINITIONS

Accumulation Phase	The period between the date we allocate your first Purchase Payment and the Annuity Date.

Accumulation Unit	A measurement used to calculate the value of a Portfolio during the Accumulation Phase.

Annuitant	The natural person(s) on whose life/lives annuity payments are based. You are the Annuitant unless you designate someone else before the Annuity Date.

Annuity Date

The date annuity payments begin under an annuity option. For Life Annuity Options, the Annuity Date must not be less than 12 months from the contract date shown on the contract data page. You may elect to commence annuity payments as early as thirteen months from the contract date. The Annuity Date must be a date which is prior to the date on which the maximum annuitization age shown on the contract data page is attained.

Annuity Unit	A measurement used to calculate variable annuity payments during the Income Phase.

Beneficiary	The person(s) named by the Owner and joint Owner, if any, to receive any death benefit payable in accordance with the provisions of this Contract.

Contract	This Flexible Premium Deferred Variable Annuity.

Contract Year	A 12-month period starting on the contract date shown on your contract data page and each anniversary of that date.

Income Phase	The period beginning on the Annuity Date during which the payee receives annuity payments.

IRC	The Internal Revenue Code of 1986, as amended.

Owner	The person(s) or entity(ies) named on the contract application, unless changed. The Owner has all ownership rights under this Contract.

Portfolios	The variable investment options available under the Separate Account.

Purchase Payment	An amount paid to First Symetra for allocation under this Contract, less any premium tax due at the time this payment is made.

Separate Account	A segregated asset account established under New York law and shown on the contract data page.

Sub-account	A division of the Separate Account for which Accumulation Units and Annuity Units are separately maintained. Each Sub-account invests exclusively in a particular Portfolio.

THE ANNUITY CONTRACT

ABOUT THE CONTRACT

This Contract is an agreement between First Symetra and you, the Owner, where we promise to pay an income in the form of annuity payments, beginning on the date you select, or a death benefit. When you are investing money, your Contract is in the Accumulation Phase. Once you begin receiving annuity payments, your Contract is in the Income Phase.

You purchased this Contract with the initial Purchase Payment you paid, and the Contract became effective on the contract date, shown on your contract data page. The minimum initial and subsequent Purchase Payments are shown on the contract data page.

The Contract is called a variable annuity because you allocate money among Sub-accounts available within the Separate Account. The investment performance of the Sub-account(s) you select may be positive or negative and affects the value of your Contract and the amount of any variable annuity payments.

OWNER

The Owner is shown on the application, unless changed. On the contract date, the Owner must not have been older than the maximum issue age shown on the contract data page. The Owner may exercise all ownership rights under this Contract.

If this Contract is owned by joint Owners, they must jointly exercise their ownership rights, unless we are directed otherwise by both joint Owners in writing. On the contract date, each joint Owner must not have been older than the maximum issue age shown on the contract data page. An Owner who is a non-natural person (for example, a corporation or a trust) may not name a joint Owner.

You may change the Owner or joint Owner by sending us a signed and dated request. If you designate someone else as Owner, that person must not have been older than the maximum issue age on the contract date. Unless you specify otherwise, a change in ownership is effective as of the date you signed the notice of change, subject to any payments made or actions we may take prior to receipt of the notice.

ANNUITANT

The Annuitant is/are the person(s) on whose life/lives annuity payments are based. You are the Annuitant unless you designate someone else before the Annuity Date. If you designate someone else as Annuitant, that person must not be older than the maximum issue age on the contract date and the maximum annuitization age when annuity payments begin. The maximum issue age and the maximum annuitization age are shown on the contract data page.

An Owner who is a non-natural person may not change the Annuitant.

BENEFICIARY	The Beneficiary receives any death benefit payable in accordance with the provisions of this Contract. You initially name your Beneficiaries on the contract application.

Change of Beneficiary

You may change your Beneficiary designation at any time by sending us a signed and dated request. However, if a Beneficiary designation is irrevocable, that Beneficiary must consent in writing to any change. A new Beneficiary designation revokes any prior designation and is effective when signed by the Owner. We are not responsible for the validity of any Beneficiary designation nor for any actions we may take prior to receiving and recording a Beneficiary change.

PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS

During the Accumulation Phase, you may make additional Purchase Payments.  You may change the amount and frequency of Purchase Payments.  The minimum dollar amounts are shown on the contract data page.  If you stop making Purchase Payments, all benefits under this Contract continue until the contract value is completely withdrawn.

Purchase Payments must be in lawful currency of the United States and submitted to our Administrative Office at [P.O. Box 3882, Seattle, WA 98124-3882], or in a manner agreed to by First Symetra.

We reserve the right to reject any application by an Owner or Annuitant who is ineligible for this Contract, any incomplete application, any Purchase Payment which does not meet the minimum payment amount shown on the contract data page, and any Purchase Payment in excess of $1 million dollars.  If we do not accept a Purchase Payment, we will return it within five business days.

ALLOCATION OF PURCHASE PAYMENTS

Your initial Purchase Payment will be allocated according to your instructions on your application.  Unless you tell us otherwise, subsequent Purchase Payments will be allocated in the same proportion as your most recent Purchase Payment (unless that was a Purchase Payment you directed us to allocate on a one-time-only basis).

Once we receive your Purchase Payment, the allocation to the Portfolios is effective and valued as of the next close of the New York Stock Exchange (NYSE).  If for any reason the NYSE is closed when we receive your Purchase Payment, it will be valued as of the close of the NYSE on its next regular business day.

When we are required to guarantee a return of Purchase Payments during the Right to Examine period, we reserve the right to initially apply amounts to the [Fidelity VIP Money Market Initial Class] as shown on the cover page of this Contract.  These amounts will then be allocated in the manner you selected, unless you have canceled the Contract.

ACCUMULATION UNITS

When you make Purchase Payments or transfers into a Sub-account, we credit your Contract with Accumulation Units.  Similarly, when you request a withdrawal or a transfer of money from a Sub-account, Accumulation Units are liquidated.  In either case, the increase or decrease in the number of your Accumulation Units is determined by taking the dollar amount of the Purchase Payment, transfer, or withdrawal and dividing it by the value of an Accumulation Unit on the date the transaction occurs.

We calculate the value of an Accumulation Unit for each Portfolio after the NYSE closes each day.  To determine the current Accumulation Unit value, we take the prior day’s Accumulation Unit value and multiply it by the Net Investment Factor for the current day.

The Net Investment Factor is used to measure the daily change in Accumulation Unit value for each Sub-account. The Net Investment Factor equals:

• the net asset value per share of a Sub-account at the end of the current day plus the per share amount of any dividend or income distributions made by the Sub-account that day; divided by
• the net asset value per share of a Sub-account at the end of the prior day plus the per share amount of any dividend or income distributions made by the Sub-account that day; minus
• the daily insurance charges, expressed as a percentage of the total net assets of the Sub-account.

The value of an Accumulation Unit will usually go up or down from day to day.

INVESTMENT OPTIONS

SUB-ACCOUNTS

You may allocate money to the Sub-accounts shown on the contract data page. We reserve the right to add, combine, restrict, or remove any Sub-account as an investment option of this Contract. Sub-accounts have different investment objectives. The investment performance of a Sub-account may be positive or negative.

Substitution of Shares

If any shares of the Sub-accounts are no longer available, or if in our view no longer meet the purpose of the Contract, it may be necessary to substitute shares of another Sub-account. We will seek prior approval of the Securities and Exchange Commission (SEC) to the extent required by law and give you notice before doing this.

CONTRACT VALUE

Your contract value is the sum of the values in the Sub-accounts attributable to your Contract. We calculate this by:

•    adding all the Purchase Payments you invested;

•    subtracting the charges which have been deducted;

•    subtracting the withdrawals you have made;

•    adjusting for each Sub-account’s gain or loss;

•    subtracting the amounts withdrawn for an annuity option; and

•    subtracting the amounts withdrawn to pay the death benefit.

TRANSFERS

During the Accumulation Phase, you can transfer money among the Portfolios. The minimum amounts that can be transferred are shown on the contract data page. In each Contract Year a specified number of transfers are free of charge. Each additional transfer in a Contract Year may have a transfer charge. The number of free transfers and the transfer charge are shown on the contract data page.

We reserve the right to modify, suspend, or terminate transfer privileges at any time if they violate the provisions outlined in the “Limits on Excessive Transfers” section of this Contract.

Limits on Excessive Transfers

We may restrict or eliminate the right to make transfers among Sub-accounts if such rights are executed by you, a market timing firm, or other third party authorized to initiate transfers or exchange transactions on your behalf. For example, we reserve the right to reject any transfer request if, in our judgment, you are engaging in a pattern of transfer that may disadvantage other contract owners or would cause a Portfolio to be unable to invest effectively in accordance with its investment objectives and policies or would otherwise be potentially adversely affected. In addition, if we or any affected Portfolio believes you are engaging in activity as described above or similar activity which will potentially hurt the rights or interests of other contract owners, we have the right to restrict the number of transfers you make.

We will continue to monitor the transfer activity occurring among the Sub-accounts and may modify these transfer restrictions at any time if we deem it necessary to protect the interest of all contract owners. These modifications may include curtailing or eliminating, without notice, certain methods to request transfers. Portfolios offered in this Contract may have their own market timing policies and procedures and impose redemption fees for short-term investments in their Portfolios. We have the right to deduct those redemption fees from your contract value.

CHARGES

The following charges apply to your Contract:

INSURANCE CHARGES	Each day we make deductions for our insurance charges. We do this as part of our calculation of the value of Accumulation Units and Annuity Units. The insurance charges are as follows:

Mortality and Expense Risk Charge	The mortality and expense risk charge is equal, on an annual basis, to a percentage of the average daily net assets of each Sub-account. The percentage is shown on the contract data page.

Asset-Related Administration Charge	The asset-related administration charge is equal, on an annual basis, to a percentage of the average daily net assets of each Sub-account. The percentages are shown on the contract data page.

The asset-related administration charge is determined at the start of each Contract Year. The contract value at the start of a Contract Year determines the applicable asset-related administration charge. The asset-related administration charge applies for the current Contract Year. The applicable charge may go up or down based on market conditions, deposits, withdrawals, and surrenders. It may be different for each Contract and each Contract Year.

ANNUAL ADMINISTRATION MAINTENANCE CHARGE

The annual administration maintenance charge, shown on the contract data page, will be deducted from your Contract on the last day of each Contract Year and if you withdraw the entire contract value.  The Sub-account from which this charge is deducted is determined by the hierarchical order of the Sub-accounts shown on the contract data page.

We will not deduct this charge if your contract value is at least equal to the amount shown on the contract data page when the deduction is to be made.  During the Income Phase, we will not deduct this charge.

SURRENDER CHARGE

A surrender charge may be applied to any withdrawal from the Contract. The surrender charge is a percentage of the amount withdrawn. The surrender charge is based on the length of time each Purchase Payment has been in your Contract according to the schedule shown on the contract data page. We treat Purchase Payments as being withdrawn on a first in, first out basis. For purposes of applying the surrender charge, all withdrawals are assumed to come from Purchase Payments first.

You can withdraw 10% of your contract value each Contract Year without a surrender charge. The determination of whether more than 10% of the contract value has been withdrawn is made at the time of surrender. If you take more than one withdrawal in a Contract Year, the previous withdrawals in the Contract Year are added to the current contract value to determine whether more than 10% of the contract value has been withdrawn in that Contract Year.

Surrender charges will not be assessed on the following:

• withdrawals, if the total amount withdrawn during the Contract Year does not exceed 10% of the contract value;
• withdrawals taken for payment of the annual administration maintenance charge, withdrawal charges, transfer charges, or premium taxes;

•    repetitive withdrawals, if the withdrawals are equal or substantially equal and are expected to deplete the contract value over your life expectancy or the joint life expectancy of you and your joint Owner (or, if applicable you and your Beneficiary). If you take additional withdrawals or otherwise modify or stop the repetitive withdrawals, however, the repetitive withdrawals taken during the Contract Year will be included when determining whether more than 10% of the contract value has been withdrawn;

• annuity payments; and
• withdrawals taken on account of your death.

WAIVER OF SURRENDER CHARGES UPON CONFINEMENT: PROVISIONS AND RESTRICTIONS

Surrender charges will also not be assessed on the following:

•    withdrawals taken after you have been confined to a hospital or nursing home for 30 consecutive days if the withdrawal is taken:

•    during confinement; or

•    within 60 days after confinement ends.

The 30-day period may be satisfied by confinement in a combination of hospitals, nursing homes, or home care. Separate periods of confinement occurring within 6 months of the start of a previous 30 consecutive day period of confinement for the same or related condition will be considered the same confinement.

A new 30 consecutive day period will be applied for a confinement due to a new or non-related cause or to a confinement occurring more than six months from the most recent confinement for the same or related condition.

If you are confined to a hospital or nursing home on the contract date, you are not eligible for this waiver of surrender charges until after the first Contract Year.

We may require proof of confinement.  Proof of confinement may include a billing statement from the hospital or nursing home showing the dates of confinement and service or a certification of confinement signed by your attending physician.

Hospital is defined in one of two ways:

(1) a lawfully operated institution that is licensed as a hospital by the Joint Commission of Accreditation of Hospitals; or
(2) a lawfully operated institution that provides in-patient treatment under the direction of a staff of physicians and has 24-hour per day nursing services.

Nursing home is defined as a facility operated pursuant to state law that provides convalescent or chronic care for in-patients who, by reason of illness or infirmity, are unable to properly care for themselves.

Physician means a health care practitioner licensed, board certified or board eligible in the state of New York, who is qualified to practice in the area of medicine or in a specialty appropriate to treat the Owner’s condition or disease. It does not include the Owner, the Annuitant, or a member of the Owner’(s) or Annuitant’(s) family.

Home care means the care and treatment of the Owner who is under the care of a physician but only if confinement in a hospital or nursing home would otherwise have been required f home care was not provided. The plan covering the home health service must be established and approved in writing by the attending physician.

WITHDRAWAL CHARGE

The withdrawal charge, shown on the contract data page, is deducted for each withdrawal after the first withdrawal in a Contract Year.  This charge will be deducted from your remaining contract value, unless you tell us otherwise.

We will not deduct this charge for annuity payments, repetitive withdrawals using electronic funds transfer (EFT), or if the entire contract value is withdrawn.

TRANSFER CHARGE

The transfer charge is deducted from your Contract for each transfer in excess of the number of free transfers allowed in a Contract Year.  The transfer charge and the number of free transfers are shown on the contract data page.

Scheduled transfers authorized by us as part of an investment strategy such as dollar cost averaging, appreciation sweep, Sub-account rebalancing, or asset allocation programs do not count against your free transfers.

PREMIUM TAXES	The contract data page shows whether or not premium tax is charged in your state as of the contract date.

INCOME OR OTHER TAXES	Currently we do not pay income or other taxes on earnings attributable to your Contract. However, if we ever incur such taxes, we reserve the right to deduct them from your Contract.

WITHDRAWAL PROVISIONS

WITHDRAWALS	During the Accumulation Phase, you may withdraw part or all of your contract value. The minimum amount that can be withdrawn is shown on the contract data page.

To take withdrawals, you must send a written request to our Administrative Office.  Unless you tell us differently, partial withdrawals will be made pro rata from each Sub-account.  Once we receive your request, withdrawals from the Sub-accounts will be effective as of the next close of the NYSE.

A withdrawal may have a surrender charge, a withdrawal charge, and, if you withdraw the entire contract value, an annual administration maintenance charge.

Repetitive Withdrawals	You may request repetitive withdrawals of a predetermined amount on a monthly, quarterly, or annual basis by completing the appropriate form.

ANNUITY PAYMENT PROVISIONS

ANNUITY OPTIONS

The Income Phase will start no later than the maximum annuitization age shown on the contract data page, or an earlier date if required by law.  During the Income Phase, the payee (you or someone you choose) receives regular annuity payments beginning on the Annuity Date.

To start the Income Phase, you must notify us in writing at least 30 days prior to the date that you want annuity payments to begin.  You may choose annuity payments under an annuity option described in this Contract or another annuity option that you want and that we agree to provide. You cannot start the Income Phase until the Contract has been in effect for at least one year. If the amount applied to an annuity option is less than $2,000, we may make payment in a lump sum where permitted by state law.  We reserve the right to change the payment frequency if payment amounts would be less than $250.

Switching to the Income Phase is irrevocable.  Once you begin receiving annuity payments, you cannot switch back to the Accumulation Phase.  You cannot add Purchase Payments, change or add an Annuitant, change the annuity option, or change between fixed and variable annuity payments.   When the Contract switches to the Income Phase, the guaranteed minimum death benefit will no longer be applicable.

The annuity benefits at the time of their commencement will not be less than those that are provided by the application of the amount to purchase any single consideration immediate annuity contract offered by First Symetra at the same time to the same class of annuitants.

Annuity payment options based on a life ensure that the annuitant or annuitants cannot outlive the annuity payments.  The duration of the annuitant’s life or annuitants lives determines how long payments continue under the following options:

Life Annuity	The payee receives monthly annuity payments as long as the Annuitant is living. Annuity payments stop when the Annuitant dies.

Life Annuity with Guaranteed Period

The payee receives monthly annuity payments for the longer of the Annuitant’s life or a guaranteed period of five or more years as selected by you and agreed to by us.  If the Annuitant dies before all guaranteed payments have been made, the remaining payments due will be made to the payee designated by the Owner.  Annuity payments stop the later of the date the Annuitant dies or the date the last guaranteed payment is made.

As an alternative to monthly payments, the Owner may elect to have the present value of the guaranteed variable annuity payments remaining as of the date the notice of death is received by us commuted at the assumed investment return of 4% and paid in a single payment.

Joint and Survivor Life Annuity

The payee receives monthly annuity payments as long as the Annuitant is living.  After the Annuitant dies, the payee receives a specified percentage of each annuity payment as long as the joint Annuitant is living.  You name the joint Annuitant and payment percentage at the time you elect this option. Annuity payments stop the later of the date the Annuitant dies or the date the joint Annuitant dies.

Automatic Option

If you do not choose an annuity option at least 30 days before the latest Annuity Date allowed under this Contract, we will make variable annuity payments under the Life Annuity with Guaranteed Period annuity option.  The guaranteed period will be equal to 10 years, unless otherwise required by the IRC.

ANNUITY PAYMENTS	You can choose whether annuity payments will be made on a fixed basis, variable basis, or both. After the Annuity Date, you may not switch between fixed annuity payments and variable annuity payments.

Fixed Annuity Payments

The dollar amount of each fixed annuity payment will stay the same.     Annuity payments will be determined by applying the contract value that you want to use to purchase fixed annuity payments to the Fixed Annuity Purchase Rate Table of this Contract, or the current rates at that time if more favorable to you.  If premium taxes are required by state law, these taxes will be deducted before the annuity payments are calculated.

Variable Annuity Payments

The dollar amount of each variable annuity payment will vary depending on the investment performance of the Sub-accounts that you selected. Unless we receive different instructions, variable annuity payments will be based on the investment allocations in place on the Annuity Date.  Variable annuity payments will be determined as described below.

First Variable Annuity Payment: The dollar amount of the first variable annuity payment is the sum of the payments from each Sub-account determined by applying the contract value used to purchase variable annuity payments, as of the 15th day of the preceding month, to the Variable Annuity Purchase Rate Table of this Contract.  If the NYSE is not open on that date, the calculation will be made on the next day that the NYSE is open.  If premium taxes are required by state law, these taxes will be deducted before the annuity payment is calculated.

Subsequent Variable Annuity Payments: The dollar amount of each subsequent variable annuity payment is the sum of the payments from each Sub-account, which are determined by multiplying the number of Annuity Units credited for that Portfolio by the Annuity Unit value of that Sub-account as of the 15th of the month preceding the annuity payment.  If the NYSE is not open on that date, the calculation will be made on the next day that the NYSE is open.

Number of Variable Annuity Units: The number of Annuity Units credited for each Sub-account is the amount of the first annuity payment attributable to that Sub-account divided by the value of the applicable Annuity Unit for that Sub-account as of the 15th day of the month preceding the Annuity Date.  The number of Annuity Units used to calculate the variable annuity payment each month remains constant unless you change Sub-account elections.

Value of Variable Annuity Units: The value of an Annuity Unit will usually increase or decrease from one month to the next. For each month after the first month, the value of an Annuity Unit of a particular Sub-account is:

• the value of that Annuity Unit as of the 15th day of the preceding month (or the next day that the NYSE is open);
• multiplied by the Net Investment Factors for that Sub-account; and
• divided by the Assumed Investment Factor for the period.

The Net Investment Factor is a number that represents the change in the Accumulation Unit value of a Sub-account on successive days when the NYSE is open.  The Net Investment Factor for any Sub-account for any valuation day is determined by dividing the current Accumulation Unit value by the prior day’s Accumulation Unit value.  The Net Investment Factor will likely be different than the Assumed Investment Factor, and therefore the Annuity Unit value will usually increase or decrease.

The Assumed Investment Factor for a one-day valuation period is 1.00010746. This factor neutralizes the assumed investment return of 4% in the Variable Annuity Purchase Rate Table.

We guarantee that the dollar amount of each variable annuity payment made after the first payment will not be adversely affected by variations in actual mortality experience or actual expenses incurred in excess of the expense deductions provided for in the Contract.

Changing Sub- account Elections after the Annuity Date

If you have selected variable annuity payments, after the Annuity Date you may request to change Sub-account elections once a month. Changes will affect the number of units used to calculate annuity payments.

DEATH BENEFIT PROVISIONS

DEATH OF ANNUITANT Prior to the Annuity Date

If the Annuitant is not an Owner and the Annuitant dies before the Annuity Date, you must designate a new Annuitant.  If no designation is made within 30 days after we are notified of the Annuitant’s death, you will become the Annuitant.

If this Contract is owned by a non-natural person (for example, a corporation or trust), the death of the Annuitant will be treated as the death of the Owner.  In this case, all references to “Owner” and “joint Owner” in these provisions are replaced by “Annuitant” and “joint Annuitant”.

DEATH OF OWNER Prior to the Annuity Date

If any Owner dies before the Annuity Date, we will pay a death benefit to the:

•    surviving Owner; or if none, then

•    surviving primary Beneficiary(ies); or if none, then

•    surviving contingent Beneficiary(ies); or if none, then

•    the estate of the last Owner to die.

If the death benefit is payable to the Owner’s spouse, the spouse will have the option to continue the Contract and will then be the Owner of the Contract.

Guaranteed Minimum Death Benefit

The guaranteed minimum death benefit is initially equal to the first Purchase Payment.  It is immediately increased by additional Purchase Payments and proportionately reduced for withdrawals.  After such withdrawals, the guaranteed minimum death benefit will be recalculated by multiplying the prior guaranteed minimum death benefit by the ratio of the contract value after the withdrawal to the contract value before the withdrawal.

Calculation of Death Benefit

If the Owner or older joint Owner is under age 75 at the time of death, the death benefit on the calculation date is the sum of:

(1)  the contract value; plus

(2)  any excess of the guaranteed minimum death benefit over the contract value.

If the Owner is age 75 or older at the time of death, the death benefit is the contract value.

The guaranteed minimum death benefit is always calculated on the life of the oldest original Owner, as shown on the original application for this Contract.  The amount payable on the death of any Owner other than the oldest original Owner will be the current contract value.  If the oldest original Owner ceases to be an Owner of the Contract, the guaranteed minimum death benefit will be terminated.

When determining (1) and (2) above, the calculations are based on the earlier of:

•    the date we receive proof of death and the first election of how to take the death benefit payment; or

•    six months from the date of death.

If we receive due proof of death and the first death benefit payment election within 6 months of the date of death:  If the guaranteed minimum death benefit exceeds the contract value, we will add the difference to the contract value on the date we receive the required information so that the contract value will equal the guaranteed minimum death benefit.  This additional amount will be allocated to the Sub-accounts in the same proportion that Purchase Payments were last allocated.  Thereafter, the contract value will be subject to investment performance and applicable charges until the date the death benefit is paid.

If we receive due proof of death and the first death benefit payment election more than 6 months after the date of death:  If the guaranteed minimum death benefit exceeds the contract value on the 6-month anniversary of the date of death, we will credit the difference with interest at the currently offered money market Sub-account rate from the 6-month anniversary until the date we receive the required information.  At that time we will allocate this additional amount, with the credited interest, to the Portfolios in the same proportion that Purchase Payments were last allocated.  Thereafter, the contract value will be subject to investment performance and applicable contract charges until the date payment is made.

Limitation on Death Benefit

At most, one guaranteed minimum death benefit will be paid during the life of the Contract.  In addition, the maximum amount that we will add to the contract value is limited to $1 million.  This limitation applies to any amount added to the contract value so that the contract value equals the guaranteed minimum death benefit.

Payment of Death Benefit

To pay the death benefit, we need proof of death acceptable to us, such as a certified copy of a death certificate, plus written direction regarding how to pay the death benefit payment.  If the death benefit is payable to an Owner’s estate, we will pay it in a single payment.

Upon receiving due proof of death we will credit interest at the rate required by law.

The death benefit may be paid as:

•    a lump sum payment or series of withdrawals that are completed within five years from the date of death; or

•    annuity payments made over life or life expectancy.  To receive annuity payments, this election must be made within 60 days from our receipt of proof of death.  Annuity payments must begin within one year from the date of death.  Once annuity payments begin, they cannot be changed.

If a person entitled to receive a death benefit dies before the death benefit is distributed, we will pay the death benefit to that person’s named beneficiary or, if none, to that person’s estate.

DEATH OF ANNUITANT On or After the Annuity Date	If the Annuitant is not the Owner and dies after the Annuity Date, then we will continue paying any remaining annuity payments to the payee designated by the Owner.

DEATH OF OWNER On or After the Annuity Date

If the Owner dies after the Annuity Date, any amounts paid will depend on the annuity option then in effect. The right to change the payee for remaining annuity payments is determined as follows:

•      the surviving Owner; or if none, then

•      the surviving primary Beneficiary(ies); or if none, then

•      the surviving contingent Beneficiary(ies); or if none, then

•      the estate of the last Owner to die.

GENERAL PROVISIONS

ACCOUNT STATEMENTS

At least once each calendar year we will furnish you with a statement with a date not more than four months prior to the mailing date showing your contract value or, if applicable and required by law, your Annuity Units and the Annuity Unit values.

ASSIGNMENT OF BENEFITS

You may assign your rights under this Contract unless restricted by applicable law. If this Contract is assigned, we will treat it as a change of ownership and all rights will be transferred. The new Owner must not have been older than the maximum issue age on the contract date. We are not bound by any assignment unless it is in writing. We are not responsible for the validity of any assignment. Assignments are effective on the date the notice of assignment is signed by the Owner, subject to all payments made and actions taken by us before a signed copy of the assignment form is received by us at our Administrative Office. To the extent allowed by law, payments under this Contract are not subject to legal process for the claims of creditors.

COMMUNICATIONS

All written communications to you will be addressed to you at your last known address on file with First Symetra.

All written communications to First Symetra must be addressed to First Symetra at its Administrative Office at [P.O. Box 3882, Seattle, Washington 98124-3882].

ESSENTIAL DATA

You and each person entitled to receive benefits under this Contract must provide us with any information we need to administer this Contract. We are entitled to rely exclusively on the completeness and accuracy of data furnished by you, and we will not be liable with respect to any omission or inaccuracy.

EVIDENCE OF SURVIVAL	When any payments under this Contract depend upon any person being alive on a given date, we may require satisfactory proof that the person is living before making such payments.

INCONTESTABILITY

This Contract and any rider(s) or endorsement(s) presently attached to this Contract are incontestable as to the material facts of the application for the Contract and to the representations of the Owner after such Contract has been in force during the lifetime of the Owner for two years from its date of issue. If any rider or endorsement subsequently attached to this Contract provides supplemental benefits that the Owner applied for after the Contract was issued, such rider or endorsement is incontestable as to the material facts of the application for the supplemental benefit and to the representations of the Owner after such rider or endorsement has been in force during the lifetime of the Owner for two years from its date of issue.

JURISDICTION	In the event of a dispute, the laws of the jurisdiction in which the Contract is delivered will apply.

MISSTATEMENT OF AGE OR SEX

We may require satisfactory proof of correct age or sex at any time.

•             If annuity payments are based on life or life expectancy and the age or sex of any Annuitant has been misstated, annuity payments will be based on the corrected information. Underpayments will be made up in a lump sum with the next scheduled payment. Overpayments will be deducted from future payments until the total is repaid. We will not credit interest on underpayments or charge interest on overpayments.

•             If the age of any Annuitant or Owner has been misstated, the amount of any death benefit payable will be determined based on the correct age of the Annuitant or Owner.

NONPARTICIPATION	This Contract is nonparticipating, which means it will not share in any distribution of profits, losses, or surplus of First Symetra.

SEPARATE ACCOUNT

The Separate Account holds the assets that underlie the contract values invested in the Portfolios. The assets in the Separate Account are the property of First Symetra. However, assets in the Separate Account that are attributable to Contracts are not chargeable with liabilities arising out of any other business we may conduct. Income, gains and losses (realized and unrealized), resulting from assets in the Separate Account are credited to or charged against the Separate Account without regard to other income, gains or losses of First Symetra.

STATE REQUIRED BENEFITS	The death benefit, contract value and paid up annuity benefits under this Contact will not be less than the minimum benefits required by any statute of any state in which this Contract is delivered.

SUSPENSION OF ANNUITY PAYMENTS, WITHDRAWALS, OR TRANSFERS

We may be required to suspend or postpone payment of annuity payments, withdrawals, or transfers from the Sub-accounts for any period of time when:

•             the NYSE is closed (other than customary weekend or holiday closings);

•             trading on the NYSE is restricted;

•             an SEC declared emergency exists such that disposal of or determination of the value of the Sub-account shares is not reasonably practicable; or

•             the SEC, by order, so permits for your protection.

TERMINATION OF CONTRACT	This Contract will terminate when First Symetra has completed all of its duties and obligations under the Contract.

THE CONTRACT

The entire Contract between you and First Symetra consists of this Contract, contract data page, any endorsements, amendments or riders, and contract application, a copy of which is attached to the Contract.

All statements made by or under the authority of the applicant for issuance of the contract are deemed to be representations and not warranties.

The terms and conditions of this Contract may be amended by written endorsement or amendment and signed by an authorized officer of First Symetra. Any change must be in writing. No other person can change any of the terms or conditions of this Contract. First Symetra reserves the right to change the provisions of this Contract to conform to any applicable law, regulation, or ruling issued by a government agency.

VOTING RIGHTS

First Symetra is the legal owner of the Portfolios’ shares. However, when a Portfolio solicits proxies in connection with a shareholder vote, we are required to ask you for instructions as to how to vote those shares. All shares are voted in the same proportion as the instructions we received. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right. In addition, we may disregard shareholder voting instructions:

•             if required by regulatory officials if such instructions would require us to vote the shares so as to cause a change in sub-classification or investment objectives of one or more of the Portfolios, or to approve or disapprove an investment advisory agreement;

•             if such instructions would require changes in the investment objective or investment advisor of a Portfolio or be inconsistent with the investment objectives of a Portfolio;

•             vary from the general quality and nature of investments and investment techniques used by other Portfolios with similar investment objectives and underlying other variable contracts offered by First Symetra Life or of an affiliated insurance company; or

•             violate state or federal law.

If we disregard voting instructions, we will notify contract owners of our actions and of our reasons for doing so in our next semi-annual report.

ANNUITY PURCHASE RATE TABLES

VARIABLE ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Variable Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table projected using a generational approach with an initial projection of 20 years.  An age setback of 1 year will be used if the annuity payments begin in the year 2013-2022, 2 years if the annuity payments begin in the year 2023-2032, and an additional 1-year setback for each additional 10 years.  The assumed investment return in the table is 4.00%.

Age is to be taken for the exact number of years and completed months.  Values for fractional ages are obtained by simple interpolation.  Consideration for ages or combination of lives not shown will be furnished by First Symetra upon request.

Consideration Required to Purchase $1 of Monthly Variable Annuity*

							Joint & Survivor**
	Life Annuity		Life Annuity		Life Annuity			5 Years
	No Period Certain		5 Years Certain		10 Years Certain		Life	Certain
Age	Male	Female	Male	Female	Male	Female	Annuity	and Life
60	$197.53	$212.16	$198.19	$212.54	$200.20	$213.72	$230.94	$230.94
61	193.64	208.52	194.37	208.94	196.57	210.24	227.76	227.76
62	189.65	204.77	190.44	205.23	192.88	206.66	224.45	224.46
63	185.55	200.90	186.42	201.42	189.13	202.98	221.03	221.04
64	181.35	196.93	182.31	197.50	185.33	199.22	217.48	217.50
65	177.06	192.84	178.12	193.47	181.50	195.37	213.81	213.83
66	172.68	188.65	173.87	189.33	177.63	191.43	210.02	210.04
67	168.23	184.34	169.56	185.09	173.76	187.42	206.09	206.12
68	163.72	179.91	165.22	180.74	169.88	183.34	202.05	202.08
69	159.18	175.37	160.85	176.29	166.01	179.20	197.88	197.92
70	154.60	170.71	156.48	171.73	162.17	175.01	193.59	193.64
71	150.02	165.94	152.11	167.08	158.37	170.78	189.18	189.24
72	145.44	161.07	147.76	162.36	154.62	166.52	184.66	184.74
73	140.86	156.11	143.42	157.57	150.93	162.26	180.03	180.13
74	136.27	151.08	139.09	152.73	147.30	158.01	175.30	175.43
75	131.68	145.99	134.77	147.87	143.74	153.79	170.48	170.63
76	127.09	140.88	130.49	143.00	140.26	149.63	165.58	165.76
77	122.51	135.74	126.25	138.13	136.87	145.54	160.59	160.83
78	117.95	130.59	122.05	133.29	133.58	141.54	155.55	155.83
79	113.42	125.44	117.92	128.46	130.42	137.65	150.44	150.79
80	108.93	120.28	113.85	123.67	127.38	133.89	145.29	145.72
81	104.49	115.13	109.87	118.94	124.48	130.28	140.10	140.62
82	100.10	110.01	105.98	114.28	121.74	126.86	134.89	135.53
83	95.78	104.94	102.19	109.72	119.16	123.63	129.67	130.45
84	91.53	99.92	98.50	105.28	116.75	120.62	124.46	125.41
85	87.36	94.99	94.94	100.98	114.50	117.82	119.27	120.42
86	83.26	90.15	91.50	96.85	112.41	115.23	114.12	115.52
87	79.24	85.43	88.21	92.92	110.47	112.85	109.02	110.72
88	75.30	80.83	85.06	89.19	108.68	110.66	103.99	106.04
89	71.50	76.43	82.09	85.70	107.04	108.66	99.07	101.53
90	67.84	72.24	79.28	82.44	105.56	106.88	94.29	97.19

*                 The consideration shown refers to the net value of the Portfolios used to purchase a variable annuity after premium taxes or other applicable charges are deducted.  For example, if the Annuitant is a 65-year old male, a Life Annuity initially equivalent to a monthly income of $1,000 will cost $177,060.  However, because this is a variable annuity, the dollar amount of this monthly income is not guaranteed and may increase or decrease.

**          Annuitant and joint Annuitant are assumed to be the same age. The rate table for the Joint & Survivor is calculated based on 100% of annuity payments to the surviving Annuitant.

FIXED ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Fixed Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table projected using a generational approach with an initial projection of 20 years.  The effective interest rate assumed in the table is 2.00%.

Age is to be taken for the exact number of years and completed months.  Values for fractional ages are obtained by simple interpolation.  Consideration for ages or combination of lives not shown will be furnished by First Symetra upon request.

Consideration Required to Purchase $1 of Monthly Fixed Annuity*

							Joint & Survivor**
	Life Annuity		Life Annuity		Life Annuity			5 Years
	No Period Certain		5 Years Certain		10 Years Certain		Life	Certain
Age	Male	Female	Male	Female	Male	Female	Annuity	and Life
60	$255.94	$279.92	$256.65	$280.33	$258.98	$281.70	$311.12	$311.13
61	249.36	273.38	250.13	273.83	252.70	275.34	304.87	304.88
62	242.72	266.76	243.56	267.26	246.40	268.91	298.51	298.52
63	236.01	260.05	236.93	260.60	240.09	262.42	292.04	292.05
64	229.25	253.27	230.27	253.88	233.78	255.88	285.46	285.48
65	222.44	246.42	223.57	247.09	227.50	249.29	278.79	278.81
66	215.61	239.50	216.87	240.23	221.25	242.67	272.02	272.04
67	208.76	232.51	210.18	233.31	215.06	236.02	265.15	265.18
68	201.92	225.45	203.52	226.33	208.93	229.36	258.20	258.23
69	195.12	218.32	196.91	219.30	202.90	222.69	251.16	251.21
70	188.37	211.14	190.37	212.22	196.98	216.04	244.06	244.11
71	181.68	203.90	183.91	205.12	191.19	209.41	236.88	236.95
72	175.07	196.62	177.54	198.00	185.53	202.84	229.66	229.74
73	168.55	189.33	171.28	190.88	180.01	196.34	222.38	222.49
74	162.10	182.04	165.10	183.81	174.64	189.94	215.08	215.21
75	155.71	174.78	159.01	176.79	169.43	183.67	207.75	207.91
76	149.41	167.58	153.04	169.85	164.39	177.55	200.41	200.61
77	143.20	160.44	147.18	163.00	159.52	171.61	193.08	193.33
78	137.08	153.39	141.45	156.26	154.85	165.86	185.77	186.08
79	131.07	146.41	135.87	149.64	150.39	160.32	178.49	178.87
80	125.19	139.52	130.43	143.14	146.14	155.02	171.25	171.71
81	119.42	132.74	125.16	136.80	142.13	149.99	164.06	164.63
82	113.80	126.08	120.06	130.63	138.35	145.25	156.95	157.64
83	108.31	119.55	115.13	124.65	134.83	140.82	149.93	150.77
84	102.96	113.18	110.38	118.89	131.56	136.71	143.01	144.03
85	97.76	106.98	105.83	113.37	128.54	132.93	136.21	137.45
86	92.70	100.97	101.48	108.12	125.74	129.45	129.54	131.05
87	87.79	95.16	97.34	103.14	123.18	126.28	123.02	124.85
88	83.02	89.57	93.42	98.48	120.82	123.38	116.67	118.88
89	78.46	84.26	89.74	94.14	118.68	120.77	110.53	113.17
90	74.10	79.24	86.28	90.11	116.76	118.46	104.61	107.73

*                 The consideration shown refers to the net value used to purchase a fixed annuity after premium taxes or other applicable charges are deducted.  For example, if the Annuitant is a 65-year old male, a Life Annuity which provides a guaranteed monthly income of $1,000 will cost $222,440.

**          Annuitant and joint Annuitant are assumed to be the same age. The rate table for the Joint & Survivor is calculated based on 100% of annuity payments to the surviving Annuitant.

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

NON-PARTICIPATING